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                                                                       Exhibit 2













                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                     VS&A COMMUNICATIONS PARTNERS III, L.P.,



                                  VS&A-DTN, LLC

                      DATA TRANSMISSION NETWORK CORPORATION

                                       AND

                           DTN ACQUISITION CORPORATION



                                  MARCH 3, 2000
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                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into this 3rd day of March, 2000 by and among VS&A Communications Partners III, L.P., a Delaware limited partnership ("VS&A"), VS&A-DTN, LLC, a Delaware limited liability company, ("ACQUIROR"), DATA TRANSMISSION NETWORK CORPORATION, a Delaware corporation ("DTN"), and DTN ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned Subsidiary of Acquiror ("Merger Sub").

                                    RECITALS

         A. The parties desire to provide for the acquisition of DTN by Acquiror by means of a merger (the "Merger") of Merger Sub into DTN preceded by a tender offer by Acquiror (the "Offer") to purchase all of the issued and outstanding shares of common stock, par value $.001 per share, of DTN (the "DTN Common Stock") at a price of $29.00 per share (the "Offer Price"). If the holders of at least 90% of the outstanding shares of DTN Common Stock (the "Required Number") accept the Offer and if the other conditions to the Offer set forth in Annex A are satisfied, Merger Sub will consummate the Offer in accordance with its terms, and immediately thereafter Merger Sub will be merged into DTN pursuant to
Section 253 of the Delaware General Corporation Law ("DGCL"). If the holders of less than the Required Number of shares of DTN Common Stock accept the Offer, DTN will call a meeting of stockholders of DTN to approve the Merger pursuant to
Section 251 of the DGCL.

         B. Certain stockholders, who hold in the aggregate in excess of 50.1% of the DTN Common Stock, have agreed, pursuant to agreements dated March 3, 2000 between VS&A and each of those stockholders (the "Stockholder Agreements"), to tender their shares in the Offer and to vote in favor of the Merger.

         C. The parties desire to make certain representations, warranties and agreements in connection with the Offer and the Merger and also agree to certain prescribed conditions to the Offer and the Merger.


                                   AGREEMENTS

     In consideration of the foregoing premises and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
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                                   ARTICLE 1.
                                    THE OFFER

         SECTION 1.1       TERMS OF THE OFFER.

                  (a) As promptly as practicable (but in no event later than 10 business days after the public announcement of the execution of this Agreement), Acquiror shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934) the Offer for all of the outstanding shares of DTN Common Stock at a price of $29.00 per share, net to the sellers in cash, subject to the conditions referred to below, and shall consummate the Offer in accordance with its terms. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, and Acquiror shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for shares tendered as soon as practicable after the satisfaction or waiver of the conditions to the Offer, and in any event, within the period required by law. The date on which Acquiror consummates the purchase of the shares in the Offer is referred to in this Agreement as the "Offer Closing Date".

                  (b) The obligations of Acquiror to accept for payment and to pay for any shares tendered prior to the expiration of the Offer shall be subject only to (i) the condition that there shall be validly tendered and not withdrawn prior to the expiration of the Offer the Required Number of shares of DTN Common Stock (the "Minimum Condition") and (ii) the other conditions set forth in Annex A. Acquiror shall not, without the written consent of DTN (such consent to be authorized by the Board of Directors of DTN or a duly authorized committee of the Board), amend or waive the Minimum Condition, decrease the Offer Price or the number of shares sought, or amend any other condition of the Offer in any manner adverse to the holders of the shares of DTN Common Stock (sometimes referred to as the "Shares"); provided, however, that if on the initial scheduled expiration date of the Offer (which shall be 20 business days after the date the Offer is commenced), all conditions to the Offer shall not have been satisfied or waived, Acquiror may, from time to time, in its sole discretion, extend the expiration date; provided, further, however, that any extension beyond 10 business days shall require the approval of DTN.

                  (c) As soon as practicable on the date the Offer is commenced, Acquiror and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO"). The Schedule TO1 shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). The Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to DTN's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the


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circumstances under which they were made, not misleading, except that neither
Acquiror nor Merger Sub shall have any responsibility to DTN with respect to information furnished by DTN to Acquiror, in writing, expressly for inclusion in the Offer Documents. The information supplied by DTN to Acquiror in writing expressly for inclusion in the Offer Documents and by Acquiror to DTN in writing expressly for inclusion in the Schedule 14D-9 (as hereinafter defined) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Acquiror shall take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of the issued and outstanding shares of DTN Common Stock, in each case as and to the extent required by applicable federal securities laws. Acquiror and DTN promptly shall correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Acquiror shall take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. DTN and its counsel shall be given the opportunity to review the Schedule TO before it is filed with the SEC. In addition, Acquiror promptly shall provide DTN and its counsel in writing with any comments, whether written or oral, Acquiror or its counsel may receive from the SEC or its staff with respect to the Offer Documents, and Acquiror also promptly shall provide DTN and its counsel with copies of all responses to comments received from the SEC or its staff.

         SECTION 1.2       DTN ACTIONS.

                  (a) DTN hereby confirms that it approves of and consents to the Offer and represents that the Board of Directors of DTN at a meeting duly called and held has (i) unanimously determined that each of this Agreement, the Offer and the Merger are fair to and in the best interests of the stockholders of DTN, (ii) approved this Agreement and the Stockholder Agreements and the transactions contemplated hereby and thereby, including the Offer and the Merger (collectively, the "Transactions"), and such approval constitutes approval of the Offer, this Agreement, the Stockholders Agreements and the transactions contemplated hereby and thereby, including the Merger, for purposes of Section 203 of the DGCL, with the effect that Section 203 of the DGCL will not apply to the transactions contemplated by this Agreement or the Stockholder Agreements, and (iii) resolved to recommend that the stockholders of DTN accept the Offer, tender their shares to Acquiror pursuant to the Offer, and approve and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended if, in the opinion of DTN's Board of Directors, only after receipt of written advice from independent legal counsel, failure to withdraw, modify or amend such recommendation would result in the Board of Directors violating its fiduciary duties to DTN's stockholders under applicable law. DTN represents that no further corporate action is required to be taken by DTN (under its certificate of incorporation and bylaws or any agreement or other obligation by which it is bound) to render the relevant provisions of Section 203 of the DGCL inapplicable to the Offer and the Merger.

                  (b) Concurrently with the commencement of the Offer, DTN shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9")


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which shall contain the recommendation referred to in clause (iii) of Section
1.2(a) hereof. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to DTN's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that DTN shall not have any responsibility to Acquiror with respect to information furnished by Acquiror for inclusion in the Schedule 14D-9. DTN shall take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. DTN and Acquiror promptly shall correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and DTN shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Acquiror and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. DTN promptly shall provide Acquiror and its counsel in writing with any comments, whether written or oral, DTN or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9, and DTN also promptly shall provide Acquiror and its counsel with copies of all responses to comments received from the SEC or its staff. DTN shall include in the Schedule 14D-9 on the date first published, sent or given to DTN's stockholders, such information with respect to DTN and its officers and directors as is required under section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under Section 1.3. Acquiror and Merger Merger Sub shall supply DTN with, and be solely responsible for, any information with respect to themselves and their nominees, officers, directors and officers required by section 14(f) and Rule 14f-1.

                  (c) In connection with the Offer, DTN shall promptly furnish or cause to be furnished to Acquiror mailing labels, security position listings and any available listing or computer file containing the names and addresses of all record holders of the Shares as of a recent date, and shall furnish Acquiror with such additional information (including, but not limited to, updated lists of holders of the Shares and their addresses, mailing labels and lists of security positions) and reasonable assistance as Acquiror or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents, Acquiror shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, shall use such information only in connection with the Offer, and, if this Agreement is terminated, shall upon request of DTN deliver or cause to be delivered to DTN all copies of such information then in its possession or the possession of its agents or representatives.

                                   ARTICLE 2.
                                   THE MERGER

         SECTION 2.1 THE MERGER. Provided that this Agreement shall not have been


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terminated in accordance with Section 9.1, upon the terms and subject to the conditions set forth in this Agreement, (a) if the Offer is consummated, immediately thereafter the parties hereto shall, at the request of Acquiror, take all necessary action to cause the Merger to become effective, without a meeting of stockholders of DTN, in accordance with Section 253 of the DGCL or
(b) if the Offer is not consummated, DTN shall call a meeting of its stockholders as provided in Section 7.1 to vote upon adoption of this Agreement and approval of the Merger, and the parties shall take all such action as may be necessary to effect the Merger at the earliest practicable date in accordance with Section 251 of the DGCL and the terms of this Agreement. Upon the Merger, the separate corporate existence of Merger Sub shall cease and DTN shall be the surviving corporation of the Merger (the "Surviving Corporation").

         SECTION 2.2 EFFECTIVE TIME; CLOSING. Provided that this Agreement shall not have been terminated in accordance with Section 9.1, as promptly as practicable after the satisfaction or, if permissible and effected as provided in Section 9.4, waiver of the conditions set forth in Article 8 (or such other date as may be agreed to in writing by Acquiror and DTN), the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or a certificate of ownership and merger (the "Certificate of Merger") in such form as required by, and executed in accordance with, Section 251 or Section 253 of the DGCL (the date and time of such filing, or such later date or time as set forth therein, being the "Effective Time"). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York (or such other place as the parties may agree). The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

         SECTION 2.3 EFFECTS OF MERGER. At the Effective Time, the effect of the Merger shall be as provided in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of DTN and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of DTN and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 2.4 CERTIFICATE OF INCORPORATION. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time.

         SECTION 2.5 BYLAWS. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

         SECTION 2.6 BOARD OF DIRECTORS. From and after the Effective Time, until duly changed in compliance with applicable law and the certificate of incorporation and bylaws of the Surviving Corporation, the board of directors of the Surviving Corporation shall consist of the directors of Merger Sub immediately prior to the Effective Time.

         SECTION 2.7 MANAGEMENT. At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation


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and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, or as otherwise provided by the DGCL.

         SECTION 2.8 ACQUIROR'S DELIVERIES AT CLOSING. At the Closing, Acquiror shall deliver the following items to DTN:

                  (a) evidence of the delivery by Acquiror or its agents to the Paying Agent of an aggregate amount of cash equal to the total Merger Consideration the holders of DTN Common Stock will be entitled to receive pursuant to this Agreement;

                  (b) a good standing certificate for Acquiror issued by the Secretary of State of the State of Delaware, and dated not more than ten (10) business days prior to the Closing Date;

                  (c) a good standing certificate for Merger Sub issued by the Secretary of State of the State of Delaware, and dated not more than ten (10) business days prior to the Closing Date;

                  (d) a copy of the certificate of incorporation of Merger Sub certified not more that ten (10) business days prior to the Closing Date by the Secretary of State of the State of Delaware;

                  (e) a certificate of the Secretary or any Assistant Secretary of Merger Sub dated the Closing Date certifying a copy of the bylaws of Merger Sub;

                  (f) copies of resolutions of the Board of Directors and stockholders of Merger Sub authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement, certified as of the Closing Date by the Secretary or any Assistant Secretary of Merger Sub;

                  (g) the certificates referred to in Sections 8.2(a) and (b);
and

                  (h) a legal opinion of Acquiror's counsel dated the Closing Date and to the effect set forth in Exhibit A; and

                  (i) such other documents as DTN may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to DTN and its counsel.

         SECTION 2.9 DTN'S DELIVERIES AT CLOSING. At the Closing, DTN shall deliver the following items to Acquiror:

                  (a) a good standing certificate for DTN issued by the Secretary of State of the State of Delaware and dated not more than ten (10) business days prior to the Closing Date;

                  (b) a copy of the certificate of incorporation of DTN certified not more than ten (10) business days prior to the Closing Date by the Secretary of State of the State of Delaware;


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                  (c) a certificate of the Secretary or any Assistant Secretary of DTN dated the Closing Date certifying a copy of the bylaws of DTN;

                  (d) copies of resolutions of the board of directors and stockholders of DTN authorizing and approving this Agreement and the consummation of transactions contemplated by this Agreement, certified as of the Closing Date by the Secretary or any Assistant Secretary of DTN;

                  (e) the certificates referred to in Sections 8.3(a) and (b);

                  (f) a legal opinion of DTN's counsel dated the Closing Date and to the effect set forth in Exhibit B; and

                  (g) such other documents as Acquiror may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Acquiror and its counsel.

                                   ARTICLE 3.

                     CONVERSION OF SECURITIES IN THE MERGER

         SECTION 3.1 CONVERSION OF CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of DTN or Acquiror or the holder of any of the Shares:

                  (a) each share of DTN Common Stock issued and outstanding immediately prior to the Effective Time, except for shares of DTN Common Stock owned by DTN as treasury stock or owned, directly or indirectly, by Acquiror, DTN or Merger Sub or any of their respective wholly-owned Subsidiaries (other than shares of DTN Common Stock to be cancelled pursuant to this Section), shall be converted into the right to receive $29.00 in cash (the "Merger Consideration"), payable without interest to the holder of such share of DTN Common Stock upon surrender of the stock certificate that formerly evidenced such share of DTN Common Stock (the "DTN Certificate");

                  (b) each share of DTN Common Stock held in the treasury of DTN and shares of DTN Common Stock owned by Acquiror, Merger Sub or any Subsidiary of Acquiror or DTN shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

                  (c) each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

         SECTION 3.2 PAYMENT FOR SHARES.


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                  (a) From and after the Effective Time, a bank or trust company designated by Acquiror and reasonably acceptable to DTN shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Consideration in respect of the DTN Certificates. At the Effective Time, Acquiror shall cause to be provided to the Paying Agent cash in amounts necessary to pay the Merger Consideration in exchange for the shares of DTN Common Stock. Such funds shall be invested by the Paying Agent as directed by Acquiror.

                  (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of DTN Certificates a (i) letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the DTN Certificates shall pass, only upon delivery of the DTN Certificates to the Paying Agent) (the "Letter of Transmittal") and (ii) instructions for use in surrendering such DTN Certificates in exchange for payment therefor. Upon the surrender of each such DTN Certificate, together with the respective Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Paying Agent shall pay the holder of such DTN Certificate the Merger Consideration multiplied by the number of shares of DTN Common Stock formerly represented by such DTN Certificate, in consideration therefor, and such DTN Certificate shall forthwith be cancelled. Until so surrendered, each such DTN Certificate (other than the DTN Certificates representing Dissenting Shares and the DTN Certificates representing shares of DTN Common Stock owned by Acquiror or Merger Sub or any Subsidiary of Acquiror or held in the treasury by DTN or by any wholly owned Subsidiary of DTN) shall represent solely the right to receive the aggregate Merger Consideration relating thereto. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be paid to any person other than the person in whose name the DTN Certificate formerly representing shares of DTN Common Stock surrendered is registered, it shall be a condition to such right to receive such payment that the DTN Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such DTN Certificate shall pay to the Paying Agent any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the DTN Certificate surrendered, or shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

                  (c) At any time following the six-month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to the Surviving Corporation any funds which had been made available to the Paying Agent and not disbursed to holders of shares of DTN Common Stock (including all interest and other income received by the Paying Agent in respect of all funds made available to it), the DTN Certificates and other documents in its possession relating to the Merger, and the Paying Agent's duties shall terminate. Thereafter, each holder of a DTN Certificate formerly representing shares of DTN Common Stock may surrender such DTN Certificate to the Surviving Corporation and receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest or dividends thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a share of DTN Common Stock for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar law.


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                  (d) At the close of business on the day of the Effective Time, the stock transfer books of DTN shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of any shares of DTN Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, DTN Certificates formerly representing shares of DTN Common Stock are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Consideration relating thereto, subject to applicable law in the case of Dissenting Shares. From and after the Effective Time, the holders of shares of DTN Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of DTN Common Stock, except as otherwise provided herein or by applicable law.

                  (e) The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of DTN Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of DTN Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, except that such treatment shall not apply to any withholding tax imposed by any foreign jurisdiction.

                  (f) If any DTN Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such DTN Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such DTN Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed DTN Certificate the Merger Consideration to which the holders thereof are entitled pursuant to this Agreement.

         SECTION 3.3 STOCK OPTIONS AND WARRANTS.

                  (a) At the Effective Time, each option to purchase shares of DTN Common Stock and each stock appreciation right with respect to DTN Common Stock outstanding and unexercised as of the Effective Time (a "DTN Option"), whether granted pursuant to DTN's 1999 Stock Incentive Plan, DTN's Stock Option Plan of 1989, or DTN's Non-Employee Directors Stock Option Plan, as each of the same may have been amended from time to time (collectively, the "DTN Stock Plans"), or granted by DTN other than pursuant to the DTN Stock Plans, shall, at the Effective Time, be cancelled and the former holder shall have the right to receive from DTN in consideration of such cancellation, payable during the ten-day period following the Closing Date, an amount of cash equal to (i) the excess, if any, of the Merger Consideration applicable to the number of shares of DTN Common Stock subject to such DTN Option, which for this purpose shall be deemed to be fully vested as of the Effective Time, over (ii) the aggregate exercise price of such DTN Option, less any income or employment tax withholding required under the Code or any provision of state or local law.

                  (b) At the Effective Time, each of the DTN Warrants (as defined in Section


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4.3) outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount of cash, payable in accordance with Section 3.2(b), equal to (i) the excess, if any, of the Merger Consideration applicable to the number of shares of DTN Common Stock subject to such DTN Warrants over
(ii) the aggregate exercise price of such DTN Warrants.


         SECTION 3.4 SHARES OF DISSENTING HOLDERS OF DTN COMMON STOCK.

                  (a) Notwithstanding any provision of this Agreement to the contrary, shares of DTN Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing an appraisal for such shares of DTN Common Stock in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of DTN Common Stock held by them in accordance with the provisions of Section 262 of the DGCL ("Section 262"), except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Shares under Section 262 shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in this Agreement, of the DTN Certificate or DTN Certificates that formerly evidenced such shares of DTN Common Stock.

                  (b) DTN shall give Acquiror (i) prompt written notice of any demands for appraisal received by DTN, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by DTN and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. DTN shall not, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal or offer to settle any such demands.

                                   ARTICLE 4.

                      REPRESENTATIONS AND WARRANTIES OF DTN

     Except as set forth in the DTN Disclosure Schedule, DTN hereby represents and warrants to Acquiror as follows:

         SECTION 4.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of DTN and each Subsidiary of DTN (a "DTN Subsidiary") has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect. Each of DTN and the DTN Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each


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jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 4.2 CERTIFICATE OF INCORPORATION AND BYLAWS. The copies of DTN's certificate of incorporation and bylaws that are set forth as exhibits to DTN's Form 10-K for the year ended December 31, 1998 are complete and correct copies thereof. Such certificate of incorporation and bylaws are in full force and effect. DTN is not in violation of any of the provisions of its certificate of incorporation or bylaws.

         SECTION 4.3 CAPITALIZATION. The authorized capital stock of DTN consists of (a) 20,000,000 shares of DTN Common Stock; and (b) 1,000,000 shares of preferred stock, par value $0.50 per share, 11,693 shares of which are designated as Series A Junior Participating Preferred Stock. As of March 1, 2000, (i) 12,019,986 shares of DTN Common Stock were issued and outstanding, all of which were validly issued and fully paid and nonassessable (ii) no shares of DTN Common Stock were held in the treasury of DTN; (iii) 3,010,000 shares of DTN Common Stock were reserved for issuance in connection with the DTN Stock Plans;
(iv) no shares of Series A Junior Participating Preferred Stock were issued and outstanding (v) 20,000 shares of DTN Common Stock were reserved for issuance in connection with warrants to purchase shares of DTN Common Stock (the "DTN Warrants"). From March 1, 2000, through the date hereof, DTN has not issued any additional shares of capital stock except pursuant to the exercise of outstanding DTN Options. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of DTN or any DTN Subsidiary issued and outstanding. Except as issued pursuant to any DTN Stock Plans (including options for 35,500 shares issued under the Non-Employee Directors Stock Option Plan), DTN Warrants or pursuant to agreements or arrangements described in Schedule 4.3 of the DTN Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which DTN is a party or by which DTN is bound relating to the issued or unissued capital stock of DTN or any DTN Subsidiary or obligating DTN or any DTN Subsidiary to issue or sell any shares of capital stock of, any other equity interests in, or any Voting Debt of, DTN or any DTN Subsidiary. Schedule 4.3 of the DTN Disclosure Schedule contains a true and complete list as of March 1, 2000 of all outstanding options to purchase shares of DTN or any DTN Subsidiary, identifying the holder of each option and the exercise price applicable to that holder's option. All shares of DTN Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of DTN or any DTN Subsidiary to repurchase, redeem or otherwise acquire any shares of DTN Common Stock or any capital stock of any DTN Subsidiary. Each outstanding share of capital stock of each DTN Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share owned by DTN or another DTN Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on DTN's or such other DTN Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except as described in Schedule 4.3 of the DTN Disclosure Schedule. Except as set forth in Schedule 4.3, there are no outstanding contractual obligations of DTN or any DTN Subsidiary to make any investment (in the form of a


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
loan, capital contribution or otherwise) in, or guaranty any obligation of, any DTN Subsidiary or any other person.

         SECTION 4.4 AUTHORIZATION; ENFORCEABILITY. DTN has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder (including its obligations with respect to the Offer and the Merger), and to consummate the transactions contemplated hereby to be consummated by DTN. The execution and delivery of this Agreement by DTN and the consummation by DTN of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of DTN are necessary to authorize this Agreement or to consummate such transactions (other than the adoption of this Agreement by the requisite affirmative vote of the stockholders of DTN as required by the DGCL). This Agreement has been duly and validly executed and delivered by DTN and (assuming due authorization, execution and delivery by Acquiror and Merger Sub) constitutes a legal, valid and binding obligation of DTN, enforceable against DTN in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

         SECTION 4.5 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by DTN does not, and the performance of this Agreement by DTN will not: (i) conflict with or violate any provision of the certificate of incorporation or bylaws of DTN or any equivalent organizational documents of any DTN Subsidiary; (ii) assuming that all consents, approvals, authorizations and other actions described in
Section 4.5(b) have been obtained and all filings and obligations described in
Section 4.5(b) have been made, conflict with or violate any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree ("Law") applicable to DTN or any DTN Subsidiary or by which any property or asset of DTN or any DTN Subsidiary is bound or affected; or (iii) except as set forth in
Schedule 4.5(a) of the DTN Disclosure Schedule, result in any breach of any provision of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of DTN or any DTN Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not, individually or in the aggregate, (A) have a Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by DTN.

                  (b) The execution and delivery of this Agreement by DTN does not, and the performance of this Agreement by DTN will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority ("Governmental Entity") or any third party under any material Contract (defined in Section 4.10), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the National Association of Securities Dealers, state takeover laws, Section 251 of the DGCL, the


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
pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), or similar antitrust filings or notifications in other jurisdictions, filing and recordation of the Certificate of Merger as required by the DGCL and set forth in Schedule 4.5(b) of the DTN Disclosure Schedule and
(ii) the other third party consents, approvals or notifications set forth in
Schedule 4.5(b) of the DTN Disclosure Schedule.

         SECTION 4.6 PERMITS; COMPLIANCE.

                  (a) Each of DTN and the DTN Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for DTN or any DTN Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "DTN Permits"), except where the failure to have, or the suspension or cancellation of, any of the DTN Permits would not, individually or in the aggregate, (i) have a Material Adverse Effect or (ii) prevent or materially delay the performance of this Agreement by DTN.

                  (b) As of the date of this Agreement, no suspension or cancellation of any of the DTN Permits is pending or, to the Knowledge of the executive officers of DTN, threatened, except where the failure to have, or the suspension or cancellation of, any of the DTN Permits would not, individually or in the aggregate, (A) have a Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by DTN.

                  (c) Neither DTN nor any DTN Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to DTN or any DTN Subsidiary or by which any property or asset of DTN or any DTN Subsidiary is bound or affected or (ii) any DTN Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, (A) have a Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by DTN.

         SECTION 4.7 SEC FILINGS; FINANCIAL STATEMENTS.

                  (a) DTN has filed all forms, reports and documents required to be filed by it under the Exchange Act since January 1, 1999 (collectively, the "DTN SEC Reports"). The DTN SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Exchange Act and (ii) did not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (b) Schedule 4.7(a) of the DTN Disclosure Schedule contains a draft of the audited consolidated financial statements of DTN and the DTN Subsidiaries for the year ended December 31, 1999, which includes the consolidated balance sheet as of December 31, 1999 and the consolidated results of operations and cash flows of DTN and its Subsidiaries for the year ended December 31, 1999. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the DTN SEC Reports or included in the draft of the audited consolidated financial statements of DTN and the DTN Subsidiaries for the year ended

December 31, 1999, was prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of DTN and its Subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows of DTN and its Subsidiaries for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that do not materially affect any of those financial statements). The audited consolidated financial statements of DTN and the DTN Subsidiaries for the year ended December 31, 1999 shall be delivered by DTN to Acquiror promptly after received by DTN and none of those financial statements shall differ in any material respect from the draft contained in
Schedule 4.7(a).

                  (c) Except as and to the extent set forth in the draft of the audited consolidated balance sheet of DTN and its Subsidiaries as of December 31, 1999 contained in Schedule 4.7(a), including the notes thereto, or in any balance sheet contained in any of the DTN SEC Reports, neither DTN nor any DTN Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with United States generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since the respective dates of those balance sheets that would not, individually or in the aggregate, (i) have a Material Adverse Effect or (ii) prevent or materially delay the performance of this Agreement by DTN. Schedule 4.7 of the DTN Disclosure Schedules contains a true and complete list of all off-balance sheet and contingent liabilities of DTN and its Subsidiaries that individually or in the aggregate involve more than $100,000.

         SECTION 4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 1999, except as contemplated by or as disclosed in this Agreement, including
Schedule 4.8 of the DTN Disclosure Schedule, or as disclosed in any of the DTN SEC Reports or the financial statements delivered to Acquiror, DTN and the DTN Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been:
(a) any change, condition, event or development that has had a Material Adverse Effect; (b) any event that could reasonably be expected to prevent or materially delay the performance of this Agreement by DTN; (c) any material change by DTN in its accounting methods, principles or practices (other than as required by GAAP); (d) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of DTN Common Stock or any redemption, purchase or other acquisition of any of DTN's securities; or (e) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of DTN or any DTN Subsidiary except in the ordinary course of business consistent with past practice or except as required by applicable Law or contractual obligations existing as of the date hereof.

                  SECTION 4.9 EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

                  (a) With respect to each material employee benefit plan, program,


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
arrangement and contract (including any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by DTN or any DTN Subsidiary, or with respect to which DTN or any DTN Subsidiary could reasonably be expected to incur material liability under Section 4069, 4212(c) or 4204 of ERISA (the "DTN Benefit Plans"), DTN will make available to Acquiror, promptly after the date hereof, a true and complete copy (other than with respect to any multi-employer plan as defined in Section 3(37) of ERISA) of (i) the most recent annual report thereof (Form 5500) filed with the Internal Revenue Service (the "IRS"), (ii) such DTN Benefit Plan, (iii) each trust agreement relating to such DTN Benefit Plan, (iv) the most recent summary plan description for each DTN Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a DTN Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any DTN Benefit Plan qualified under Section 401(a) of the Code.
Schedule 4.9 of the DTN Disclosure Schedules contains a true and complete list of all Employee Benefit Plans.

                  (b) With respect to the DTN Benefit Plans, no event has occurred and, to the Knowledge of DTN, there exists no condition or set of circumstances in connection with which DTN or any DTN Subsidiary could reasonably be expected to be subject to any liability under the terms of such DTN Benefit Plans, ERISA, the Code or any other applicable Law which would have a Material Adverse Effect.

                  (c) Neither DTN nor any DTN Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by DTN or any DTN Subsidiary and no collective bargaining agreement or other labor union contract is being negotiated by DTN or any DTN Subsidiary, except as disclosed in the DTN SEC Reports. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against DTN or any DTN Subsidiary pending or threatened in writing which would reasonably be expected to interfere with the respective business activities of DTN or any DTN Subsidiary. As of the date of this Agreement, to the Knowledge of DTN, none of DTN, any DTN Subsidiary, or their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of DTN or any DTN Subsidiary, and there is no charge or complaint against DTN or any DTN Subsidiary by the National Labor Relations Board or any comparable state or foreign agency pending or threatened in writing, except where such unfair labor practice, charge or complaint would not have a Material Adverse Effect.

                  (d) Schedule 4.9(d) of the DTN Disclosure Schedule sets forth a list of (i) all severance and material employment agreements with officers of DTN and each DTN Subsidiary; (ii) all material severance programs and policies of DTN and each DTN Subsidiary with or relating to its employees; and (iii) all retention or stay agreements with employees of DTN or any of its subsidiaries and all plans, programs, agreements and other arrangements of DTN and each DTN Subsidiary with or relating to its employees which include obligations to make payments to employees or contain change of control provisions.

                  (e) No DTN Benefit Plan provides retiree medical or retiree life insurance benefits to any person except as disclosed in Schedule 4.9.

         SECTION 4.10      CONTRACTS; DEBT INSTRUMENTS.


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
                  (a) All contracts, agreements, guarantees, leases and executory commitments other than the DTN Benefit Plans (each, a "Contract") to which DTN is a party and which involve annual payments to or by DTN in excess of $250,000, relate to DTN indebtedness for borrowed money or are otherwise material to DTN or any of its Significant Subsidiaries (each, a "Material Contract"), are valid and binding obligations of DTN and, to the Knowledge of DTN, the valid and binding obligation of each other party thereto, except such Material Contracts which if not so valid and binding would not, individually or in the aggregate, have a Material Adverse Effect. Neither DTN nor, to the Knowledge of DTN, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Material Contract, except such violations or defaults under or terminations which, would not, individually or in the aggregate, have a Material Adverse Effect. All of the Material Contracts are listed on Schedule 4.10 of the DTN Disclosure Schedule.

                  (b) Set forth in Schedule 4.10(b) of the DTN Disclosure
Schedule is a description of any material changes to the amount and material terms of the indebtedness of DTN and its Subsidiaries as described in the notes to the financial statements incorporated in DTN's audited financial statements for the year ended December 31, 1999.

         SECTION 4.11 LITIGATION. Except as disclosed on Schedule 4.11 of the DTN Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the Knowledge of DTN, threatened against DTN or any of the DTN Subsidiaries or any of their properties or assets before any court, arbitrator or administrator or Governmental Entity, other than any litigation arising in the ordinary course of business that does not, or is not likely to, involve more than $100,000. Except as disclosed in the DTN SEC Reports, in the case of any suit, claim, action, proceeding or investigation relating to any environmental matters relating to DTN or any DTN Subsidiary, there has been no material change since January 1, 2000 in the status of any such matters. Except as disclosed in the DTN SEC Reports, neither DTN nor any DTN Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the Knowledge of DTN, continuing investigation by, any governmental or regulatory authority, domestic or foreign, or any order, writ, judgment, injunction, decree, determination or award of any governmental or regulatory authority or any arbitrator which, individually or in the aggregate, would have a Material Adverse Effect.

         SECTION 4.12 COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as set forth on
Schedule 4.12 of the DTN Disclosure Schedule, there are no actions, suits, investigations, liabilities, inquiries or proceedings involving DTN or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of DTN, threatened, nor to the Knowledge of DTN is there any factual basis for any of the foregoing, as a result of any asserted failure of DTN or any of its Subsidiaries, or any predecessor thereof, to comply (or the assertion of liability even if in compliance) with any Law designed to minimize, prevent, punish or remedy the consequences of actions that damage or threaten the soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource, any of which would have a Material Adverse Effect.


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
         SECTION 4.13 TRADEMARKS, PATENTS AND COPYRIGHTS. Except to the extent the inaccuracy of any of the following (or the circumstances giving rise to any inaccuracy) would not have a Material Adverse Effect, DTN and each of the DTN Subsidiaries own or possess adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of DTN and the DTN Subsidiaries as currently conducted or as contemplated to be conducted, and DTN has no Knowledge of any assertion or claim challenging the validity of any of the foregoing. Neither DTN nor any of the DTN Subsidiaries has infringed or is infringing in any way any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark or copyright of any third party that individually or in the aggregate, would have a Material Adverse Effect. To DTN's Knowledge, there are no infringements of any proprietary rights owned by or licensed by or to DTN or any DTN Subsidiary.

         SECTION 4.14 TAXES. Except as set forth in Schedule 4.14 of the DTN Disclosure Schedule, (a) DTN and the DTN Subsidiaries have timely filed or will timely file all United States federal and state income Tax Returns and all other material income Tax Returns and, to the Knowledge of DTN, all other material Tax Returns required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file, granted to or obtained on behalf of DTN and the DTN Subsidiaries, and all such Tax Returns are complete and correct in all material respects; (b) all Taxes that are shown as due on such Tax Returns have been or will be timely paid; (c) as of the date hereof, no deficiency for any material amount of Tax has been asserted or assessed in writing by a taxing authority against DTN or any of the DTN Subsidiaries for which there are not adequate reserves; (d) DTN and the DTN Subsidiaries have provided adequate reserves in accordance with GAAP in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns; (e) as of the date hereof, DTN and the DTN Subsidiaries have neither extended nor waived any applicable statute of limitations with respect to United States or Canadian or, to the Knowledge of DTN, other income or franchise Taxes and have not otherwise agreed to any extension of time with respect to a United States or Canadian or, to the Knowledge of DTN, other income or franchise Tax assessment or deficiency; (f) none of DTN and the DTN Subsidiaries is a party to any tax sharing agreement or arrangement other than with each other; (g) as of the date hereof, there are not pending or threatened in writing any material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of DTN or any DTN Subsidiary for which there are not adequate reserves; and (h) to the Knowledge of DTN, no liens for Taxes exist with respect to any of the assets or properties of DTN or the DTN Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith.

         SECTION 4.15 INSURANCE. DTN and the DTN Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonable coverage for the risks customarily insured against by companies engaged in the industries in which DTN and the DTN Subsidiaries are engaged and comparable in size and operations to DTN and the DTN Subsidiaries.

         SECTION 4.16 OPINION OF FINANCIAL ADVISOR. Greif & Co. ("Greif") has delivered to


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
DTN its written opinion, dated the date hereof, accompanied by an authorization to include such opinion in the Proxy Statement to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger is fair, from a financial point of view, to DTN's stockholders. DTN has delivered a signed copy of such written opinion to Acquiror.

         SECTION 4.17 BROKERS. Except as set forth on Schedule 4.17 of the DTN Disclosure Schedule, no broker, finder or investment banker (other than Greif) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of DTN.

         SECTION 4.18 APPROVAL DELAYS. To the Knowledge of DTN, there is no reason why the granting of any of the consents, approvals, authorizations or other actions described in Section 4.5(b) would be denied or unduly delayed.

                                   ARTICLE 5.
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

     Acquiror hereby represents and warrants to DTN as follows:

         SECTION 5.1 ACQUIROR ORGANIZATION. Each of Acquiror and Merger Sub has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation. Each of Acquiror and Merger Sub has all necessary limited liability company or corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions (including the Offer and the Merger) contemplated hereby to be consummated by Acquiror and Merger Sub. The execution and delivery of this Agreement by Acquiror and Merger Sub and the consummation by Acquiror and Merger Sub of such transactions have been duly and validly authorized by all necessary limited liability company or corporate action and no other limited liability company or corporate proceedings on the part of Acquiror and Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly authorized and validly executed and delivered by each of Acquiror and Merger Sub and constitutes (assuming due authorization, execution and delivery by DTN) a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

         SECTION 5.2 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by Acquiror and Merger Sub does not, and the performance of this Agreement by Acquiror and Merger Sub will not: (i) conflict with or violate any provision of the limited liability company agreement of Acquiror or the certificate of incorporation of Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.2(b) have been obtained and all filings and obligations described in Section 5.2(b) have been made, conflict with or violate any Law applicable to Acquiror or Merger Sub or by which any property or asset of Acquiror or Merger


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
Sub is bound or affected; or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or in the case of Acquiror or Merger Sub, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Acquiror or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

                  (b) The execution and delivery of this Agreement by each of Acquiror and Merger Sub does not, and the performance of this Agreement by Acquiror and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other third party, except for: (i) applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, any exchange upon which securities of Acquiror are traded and state takeover laws, the pre-merger notification requirements of the HSR Act or similar anti-trust filings or notifications in other jurisdictions; and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or materially delay consummation of the Merger.

         SECTION 5.3 ABSENCE OF LITIGATION. As of the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the Knowledge of Acquiror, threatened against Acquiror or Merger Sub or any of their respective Subsidiaries, properties or assets before any court, arbitrator or administrator, governmental or regulatory authority or body, domestic or foreign, which seeks to delay or prevent or would result in the material delay of or would prevent the consummation of any of the transactions contemplated hereby. Neither Acquiror nor Merger Sub or any property or asset of Acquiror or Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the Knowledge of Acquiror, continuing investigation by, any governmental or regulatory authority, domestic or foreign, or any order, writ, judgment, injunction, decree, determination or award of any governmental or regulatory authority or any arbitrator which would prevent Acquiror or Merger Sub from performing its respective material obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated hereby.

         SECTION 5.4 BROKERS. No broker, finder or investment banker, other than Veronis, Suhler & Associates LLC (the fee to which shall be paid by Acquiror), is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Acquiror.

         SECTION 5.5 NO ACTIVITIES. Merger Sub was formed solely for the purpose of engaging in the Merger. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub does not have any obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) and has not engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

         SECTION 5.6 FINANCING. As of the date of this Agreement, Acquiror has the financial ability required to consummate the transactions contemplated by this Agreement.


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
         SECTION 5.7 APPROVAL DELAYS. To the Knowledge of Acquiror, there is no reason why the granting of any of the consents, approvals, authorizations and other actions described in SECTION 5.2(B) would be denied or unduly delayed.

                                   ARTICLE 6.
                                    COVENANTS

         SECTION 6.1 CONDUCT OF BUSINESS BY DTN PENDING THE CLOSING. DTN agrees that, between the date of this Agreement and the Effective Time, except as set forth in Schedule 6.1 of the DTN Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Acquiror shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed: (1) the businesses of DTN and the DTN Subsidiaries shall be conducted only in, and DTN and the DTN Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; and (2) DTN shall use its reasonable best efforts to keep available the services of such of the current officers, significant employees and consultants of DTN and the DTN Subsidiaries and to preserve the current relationships of DTN and the DTN Subsidiaries with such of the customers, suppliers and other persons with which DTN or any DTN Subsidiary has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Schedule 6.1 of the DTN Disclosure Schedule or as contemplated by any other provision of this Agreement, DTN shall not, and shall neither (unless required by applicable Laws or stock exchange regulations) cause nor permit any DTN Subsidiaries or any of its Affiliates (over which it exercises control), or any of its or their officers, directors, employees and agents (in each case, in their capacities as such) to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of Acquiror, which consent shall not be unreasonably withheld or delayed (except that, with respect to the matters referred to in Section 6.1(e)(i), Acquiror shall have the right to withhold its consent in its sole discretion):

                  (a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

                  (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of DTN or any DTN Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), or any Voting Debt, of DTN or any DTN Subsidiary (except for the issuance of any shares of capital stock issuable pursuant to the exercise of any DTN Options or DTN Warrants outstanding on the date of this Agreement); or
(ii) any property or assets of DTN or any DTN Subsidiary, except in all cases in the ordinary course of business and in a manner consistent with past practice;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends


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
paid by any of the wholly owned DTN Subsidiaries to DTN;

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) (i) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that are not, in the aggregate, in excess of $1 million; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice or incurred to refinance outstanding indebtedness for borrowed money existing on the date of this Agreement (which refinancing shall not increase the aggregate amount of indebtedness permitted to be outstanding thereunder and shall not include any covenants that shall be materially more burdensome to DTN in any material respect or increase costs to the Surviving Corporation after the Effective Time in any material respect); or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $1 million; (iii) terminate, cancel or request any material change in, or agree to any material change in any Material Contract or enter into any contract or agreement material to the business, results of operations or financial condition of DTN and the DTN Subsidiaries taken as a whole, in either case other than in the ordinary course of business, consistent with past practice; (iv) make or authorize any capital expenditure, or take any other related actions, that would be reasonably likely to cause DTN to exceed its 2000 capital expenditures budget, in the aggregate, by more than $50,000; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section;

                  (f) except as set forth in Schedule 6.1 to the DTN Disclosure Schedule, increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of DTN or any DTN Subsidiary who are not officers of DTN, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of DTN or any DTN Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable Law or the terms of a collective bargaining agreement or a contractual obligation existing on the date hereof; provided, however, that DTN may grant options, restricted shares, performance units or other long-term incentive awards to new hires in the ordinary course of business consistent with past practice;

                  (g) take any action with respect to modifying accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice and as advised by DTN's regular independent accountants;

                  (h) waive, release, assign, settle or compromise any material claims or litigation involving money damages in excess of $100,000, except for claims asserted by DTN or the applicable DTN Subsidiary;

                  (i) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability, other than such actions in the ordinary course of business and consistent with past practice, provided however that DTN shall inform Acquiror in advance of such election or settlement or compromise if such election or settlement or compromise could reasonably be expected to have any ongoing material adverse tax consequence to the Surviving Corporation;

                  (j) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing;

                  (k) except as contemplated by Section 7.3, enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice;

                  (l) take any action that will likely result in the representations and warranties set forth in Article 4 becoming false or inaccurate in any material respect;

                  (m) enter into or carry out any other transaction other than in the ordinary and usual course of business or other than as permitted pursuant to the other clauses in this Section; or

                  (n) permit or cause any Subsidiary to do any of the foregoing or agree or commit to do any of the foregoing.

         SECTION 6.2 NOTICES OF CERTAIN EVENTS. Each of Acquiror, on the one hand, and DTN, on the other hand, shall give prompt notice to the other of: (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (b) any material notice or other communication from any Governmental Entity in connection with the Merger; (c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge threatened in writing against, relating to or involving or otherwise affecting Acquiror, DTN or any of their respective Subsidiaries that relate to the consummation of the Merger; (d) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any Material Contract; and (e) any change that would result in a Material Adverse Effect or is reasonably likely to delay or impede the ability of either Acquiror or DTN to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.


         SECTION 6.3 MANAGEMENT INCENTIVE PROGRAM.

                  (a) Acquiror shall provide an equity incentive program that, subject to certain conditions, will provide DTN's senior management team with 12.5% of the incremental equity profit after return of capital to the Acquiror. It is anticipated that this equity incentive will be provided to the key members of senior management and allocated by the Acquiror after consultation with DTN's president. Under the arrangement, 50% of the incentive interest will vest ratably over five years, but will vest in full upon an earlier change in control; and the remaining 50% will be payable upon a change of control with management's entitlement based upon a sliding scale that correlates to the Acquiror's realized internal rate of return ("IRR") after taking account of the payments under the program; the scale will be a ratable sliding scale in which no incentive payment with respect to this 50% is made if the IRR is less than 20% and the full amount will be payable with respect to this 50% if the IRR is 40% or higher.

                  (b) In addition, Acquiror shall establish an arrangement under which certain key officers and employees of DTN as of the Closing Date (the "Participants") will receive an aggregate of 15% of the excess of (i) the proceeds DTN receives from the sale of the 303,000 shares of common stock of SmartServ Online, Inc (the "SmartServ Stock") received upon exercise of the warrants presently held by DTN to purchase the SmartServ Stock over (ii) the aggregate exercise price paid by DTN for the shares of SmartServ Stock (the "Cash Bonuses"). The Cash Bonuses shall be paid to the Participants from time to time promptly after the proceeds of each sale of the SmartServ Stock is received by DTN; provided, however, no Cash Bonuses shall be paid until December 1, 2000. Acquiror shall, after consultation with DTN's president, determine which officers and employees of DTN will be the Participants and the percentage of the Cash Bonuses to which each Participant will be entitled. A Participant will not be entitled to receive any Cash Bonuses after the voluntary termination of employment of such Participant with DTN, other than as a result of death or disability. In the event of a Participant's voluntary termination of his or her employment with DTN, the remaining Participants shall receive proportionately the remaining Cash Bonuses the Participant who voluntarily terminated employment would otherwise have received. In the event DTN has not sold all of the shares of SmartServ Stock by February 16, 2002, then after such date the Participants may elect to have DTN distribute to each Participant that portion of the remaining shares of SmartServ Stock then held by DTN which represents such Participant's percentage of the Cash Bonuses multiplied by 15%, in lieu of such Participant's interest in future Cash Bonuses based upon the remaining shares of SmartServ Stock.

                                   ARTICLE 7.
                              ADDITIONAL AGREEMENTS

         SECTION 7.1 STOCKHOLDERS MEETING.

                  (a) If the Minimum Condition or any other condition of the Offer is not satisfied and the Offer is therefore terminated, DTN, acting through its Board of Directors, shall, in accordance with applicable law and as promptly as practicable following the termination of the Offer, (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "DTN Stockholders' Meeting") for the purpose of considering and adopting this Agreement and approving the Merger, (ii) prepare and file with the SEC preliminary proxy materials relating to the Merger and this Agreement and use its reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Acquiror, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement, and (iii) cause a definitive proxy statement, including any amendment or supplement thereto (the "Proxy Statement"), to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement shall be made by DTN without consultation with Acquiror and its counsel.

                  (b) Subject to the fiduciary duties of the Board of Directors of DTN, as described in the following proviso, the Proxy Statement shall include the recommendation of the Board of Directors of DTN to the stockholders of DTN in favor of approval of the Merger and this Agreement; provided, however, that the Board of Directors of DTN may, at any time prior to the date of the DTN Stockholders' Meeting, withdraw, modify or change any such recommendation to the extent that the Board of Directors of DTN determines in good faith after consultation with independent legal counsel that the failure to so withdraw, modify or change its recommendation could cause the Board of Directors of DTN to breach its fiduciary duties to DTN's stockholders under applicable law.

                  (c) The information supplied by Acquiror for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto), is first mailed to the stockholders of DTN and
(ii) the time of the DTN Stockholders' Meeting contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the DTN Stockholders' Meeting, any event or circumstance relating to Acquiror or its officers or directors is discovered by Acquiror that should be set forth in an amendment or a supplement to the Proxy Statement, Acquiror shall promptly inform DTN. All documents that Acquiror is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the Exchange Act.

                  (d) The information supplied by DTN for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto), is first mailed to the stockholders of DTN and
(ii) the time of the DTN Stockholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the DTN Stockholders' Meeting, any event or circumstance relating to DTN or any Subsidiary of DTN, or their respective officers or directors, is discovered by DTN that should be set forth in an amendment or a supplement to the Proxy Statement, DTN shall promptly inform Acquiror. All documents that DTN is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

         SECTION 7.2 ACCESS TO INFORMATION; CONFIDENTIALITY.

                  (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which DTN or any of its Subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time, DTN shall (and shall cause its Subsidiaries to): (i) provide to Acquiror and its Affiliates and their respective officers, directors, employees, accountants, consultants, legal counsel, agents, lenders and other representatives (collectively with respect to any party hereunder, "Representatives") reasonable access at reasonable times, upon prior notice to DTN, to the officers, employees, agents, properties, offices and other facilities of DTN and its Subsidiaries and to the books and records thereof (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of DTN and its Subsidiaries as Acquiror or its Representatives may reasonably request and (iii) promptly deliver to Acquiror the monthly financial statements of DTN and the DTN Subsidiaries and copies of all other material relating to the business and operations of DTN and its Subsidiaries (excluding material relating to this Agreement, the Offer, the Merger, or any Competing Transaction) that is delivered from time to time to the members of DTN's Board of Directors. No investigation conducted pursuant to this Section shall affect or be deemed to modify any representation or warranty made in this Agreement.

                  (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement dated July 8, 1999 (the "Confidentiality Agreement"), between Acquiror and Greif (on behalf of DTN) with respect to the information disclosed pursuant to this Section.

         SECTION 7.3 NO SOLICITATION OF TRANSACTIONS.

                  (a) DTN agrees that, from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, neither it nor any DTN Subsidiary, nor any of their respective Representatives, shall, except as contemplated by this Agreement, directly or indirectly, initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving DTN or any of its Significant Subsidiaries, or any purchase or sale of all or any significant portion of the assets of DTN or any of its Significant Subsidiaries, or fifteen percent (15%) or more of the equity securities of DTN (any such proposal or offer being hereinafter referred to as a "Competing Transaction").

                  (b) DTN further agrees that neither it nor any DTN Subsidiaries, nor any of their respective Representatives, shall, directly or indirectly, have any discussion with or provide any confidential information or data relating to DTN or any DTN Subsidiary to any Person relating to a Competing Transaction or engage in any negotiations concerning a Competing Transaction, or otherwise facilitate any effort or attempt to make or implement a Competing Transaction or accept or enter into any agreement in connection with, a Competing Transaction; provided, however, that nothing contained in this Section shall prevent DTN or the Board of Directors of DTN from (i) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited written Competing Transaction by any such Person; or
(ii) recommending such an unsolicited written Competing Transaction to the holders of DTN Common Stock if, in any such case as is referred to in clause (i) or (ii), (A) the Board of Directors of DTN concludes in good faith (after consultation with independent financial advisors) that such Competing Transaction is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal (including the financial capability of that Person and any conditions contained in the proposal), and that such Competing Transaction would, if consummated, result in a transaction more favorable to holders of DTN Common Stock than the Merger and the Offer (any such more


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
favorable Competing Transaction being referred to in this Agreement as a "Superior Proposal"), (B) the Board of Directors of DTN determines in good faith after consultation with independent legal counsel that the failure to take such action would be reasonably likely to constitute a breach of its fiduciary duties under applicable Law, (C) prior to providing any information or data regarding DTN to any Person or any of such Person's Representatives in connection with a Superior Proposal by such Person, DTN receives from such Person an executed confidentiality agreement with terms substantially the same as those contained in the Confidentiality Agreement and (D) prior to providing any information or data to any Person or any of such Person's Representatives or entering into discussions or negotiations with any Person or any of such Person's Representatives in connection with a Superior Proposal by such Person, DTN notifies Acquiror promptly of the receipt of such Superior Proposal indicating, in connection with such notice, the name of such Person and attaching a copy of the proposal or offer or providing a complete written summary thereof. DTN agrees that it shall keep Acquiror informed, on a current basis, of the status and terms of any discussions or negotiations related to such Superior Proposal.

                  (c) DTN agrees that it will take the necessary steps to promptly inform each DTN Subsidiary and each Representative of DTN or any DTN Subsidiary of the obligations undertaken in this Section. Effective as of the date hereof, DTN shall terminate and cause its Subsidiaries to terminate any existing activities, discussions or negotiations with any third parties that may be ongoing with respect to any Competing Transaction and shall request that all confidential information previously furnished to any such third parties be returned promptly.

         SECTION 7.4 EMPLOYEE BENEFITS MATTERS.

                  (a) Except as contemplated by this Agreement, for a period of eighteen (18) months following the Effective Time, the Surviving Corporation shall maintain employee benefit plans and arrangements which in the aggregate will provide a similar level of benefits to active and retired employees of DTN and the DTN Subsidiaries to those provided under DTN's employee benefit plans and arrangements as in effect immediately prior to the Effective Time; provided, however, that changes may be made to such employee benefit plans and arrangements to the extent necessary to comply with applicable Law. From and after the Effective Time, the Surviving Corporation shall honor in accordance with their terms, the DTN Benefit Plans and all existing employment and severance agreements and severance plans which apply to current or former employees or directors of DTN or the DTN Subsidiaries.

                  (b) To the extent that service is relevant for purposes of eligibility, participation, vesting or benefit accrual under any employee benefit plan, program or arrangement established, maintained or contributed to by the Surviving Corporation, employees of DTN and the DTN Subsidiaries shall be credited for service accrued or deemed accrued prior to the Effective Time with DTN or a DTN Subsidiary; provided, however, that such crediting of service does not result in the duplication of benefits or an unintended windfall with respect to the accrual of benefits. The Surviving Corporation shall provide each employee of DTN and the DTN Subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time for the calendar year in which the Effective Time occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.


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         SECTION 7.5 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

                  (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions regarding liability of directors and indemnification of directors and officers that are set forth, as of the date of this Agreement, in the Certificate of Incorporation and the bylaws, respectively, of DTN, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of DTN.

                  (b) For a period of six years after the Effective Time, the Surviving Corporation shall use all reasonable efforts to cause to be maintained in effect policies of directors' and officers' liability insurance with coverage in amount and scope at least as favorable as DTN's existing policies with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, however, that during such period the Surviving Corporation shall in no event be required to expend pursuant to this Section more than an amount per year equal to 200 percent of current premiums paid by DTN for such insurance, which current premium amount is set forth in Schedule 7.5(b) of the DTN Disclosure Schedule.

                  (c) This Section is intended to be for the benefit of, and shall be enforceable by, the indemnified parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns.

                  (d) From and after the Effective Time, the Surviving Corporation agrees that it shall, and Acquiror shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of DTN and any DTN Subsidiary, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that DTN or any DTN Subsidiary would have been permitted under the law of the state or jurisdiction of its formation and under the certificate of incorporation, charter, bylaws or other organizational documents of DTN or any DTN Subsidiary (as in effect on the date hereof) to indemnify such Indemnified Parties (and the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under applicable Law and the certificate of incorporation, charter, bylaws or other organizational documents of DTN or any DTN Subsidiary shall be made by independent counsel selected by the Surviving Corporation.

                  (e) To the extent paragraph (d) shall not serve to indemnify and hold harmless an Indemnified Party, for a period of six years after the date hereof, the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, subject to the terms set forth herein, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification), each Indemnified Party against any Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by this Agreement; provided, however, that the Surviving Corporation shall not be required to indemnify any Indemnified Party pursuant hereto if it shall reasonably determine that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party believed to be in or not opposed to the best interests of DTN and any DTN Subsidiary.

                  (f) Any Indemnified Party wishing to claim indemnification under paragraphs (d) or (e) of this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Acquiror thereof, but the failure to so notify shall not relieve Acquiror or Surviving Corporation of any liability it may have to such Indemnified Party, except to the extent that such failure materially prejudices the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Acquiror or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Acquiror and the Surviving Corporation shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) neither Acquiror nor the Surviving Corporation shall be liable for any settlement effected without the prior written consent of Acquiror (which consent shall not be unreasonably withheld); and provided, further, that neither Acquiror nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, and the Indemnified Party shall, each contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

                  (g) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets or outstanding voting securities to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section.

         SECTION 7.6 FURTHER ACTION; CONSENTS; FILINGS.

                  (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to promptly after the execution of this Agreement (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger,
(ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquiror or DTN or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and
(iii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement and the Merger required under (A) the Securities Act, the Exchange Act and any other applicable federal or Blue Sky Laws, (B) the HSR Act and (C) any other applicable Law, and, in any event, the necessary filing under the HSR Act shall be made by the parties no later than 15 days from the date of this Agreement. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing, and none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed. Without limiting the foregoing, each of the parties hereto shall, and shall cause their Subsidiaries to, use their reasonable best efforts to obtain (and to cooperate and coordinate with the other parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity that is required to be obtained in connection with the Merger and to take all actions reasonably necessary to satisfy any applicable regulatory requirements relating thereto. Each of the parties shall take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transaction contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the transaction contemplated hereby, any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the deadline specified in Section 9.1(b).

                  (b) Neither DTN nor any of the DTN Subsidiaries shall take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer set forth in Annex A or any of the conditions to the Merger set forth in Article 8 not being satisfied, or that would make any representation or warranty of DTN contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of DTN to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation.

                  (c) Neither Acquiror, Merger Sub nor any of their Subsidiaries shall take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer set forth in Annex A or any of the conditions to the Merger set forth in Article 8 not being satisfied, or that would make any representation or warranty of Acquiror contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of Acquiror or Merger Sub to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation.

         SECTION 7.7 PUBLIC ANNOUNCEMENTS. The initial press release concerning the Merger shall be a joint press release and, thereafter, Acquiror and DTN shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of the National Association of Securities Dealers or any exchange upon which the securities of Acquiror trade, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

                                   ARTICLE 8.
                            CONDITIONS TO THE MERGER

         SECTION 8.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Acquiror, DTN and Merger Sub to effect the Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver prior to the Closing Date of the following conditions:

                  (a) if the Minimum Condition has not been satisfied, this Agreement and the transactions contemplated hereby shall have been approved and adopted by the stockholders of DTN in accordance with the DGCL;

                  (b) no preliminary or permanent injunction, decree or other order (an "Order") issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and no Law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby;

                  (c) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

                  (d) all consents, approvals, waivers and authorizations required to be obtained to effect the Merger shall have been obtained from all Governmental Entities, except where the failure to obtain any such consents, approvals and authorizations would not result in a Material Adverse Effect; and

                  (e) all consents, approvals, waivers and authorizations (including waivers of termination rights) of third parties (other than Governmental Entities), the failure of which to obtain would result in a Material Adverse Effect, shall have been obtained.

         SECTION 8.2 CONDITIONS TO THE OBLIGATIONS OF DTN. The obligation of DTN to effect the Merger is subject to the satisfaction or, if permitted by applicable Law, waiver prior to the

Closing Date of the following further conditions:

                  (a) each of the representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time, except where any such failure or failures to be so true and correct, in the aggregate, would not materially and adversely affect the ability of Acquiror or Merger Sub to perform its obligations hereunder, and except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date except where any such failure or failures to be so true and correct, in the aggregate, would not materially and adversely affect the ability of Acquiror or Merger Sub to perform its obligations hereunder, and DTN shall have received a certificate of the Chairman, President or Chief Financial Officer of Acquiror to such effect; and

                  (b) Acquiror and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and DTN shall have received a certificate of the Chairman, President or Chief Financial Officer of Acquiror to that effect.

         SECTION 8.3 CONDITIONS TO THE OBLIGATIONS OF ACQUIROR AND MERGER SUB. The obligation of Acquiror and Merger Sub to effect the Merger is subject to the satisfaction or, if permitted by applicable Law, waiver prior to the Closing Date of the following further conditions:

                  (a) each of the representations and warranties of DTN contained in this Agreement shall be true and correct as of the Effective Time (without giving effect to the materiality or Material Adverse Effect qualifiers set forth therein) as though made on and as of the Effective Time, except where any such failure or failures to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect, and except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date except where any such failure or failures to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect, and Acquiror shall have received a certificate of the Chairman, President or Chief Financial Officer of DTN to such effect;

                  (b) DTN shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Acquiror shall have received a certificate of the Chairman, President or Chief Financial Officer of DTN to such effect;

                  (c) There shall not have occurred any material adverse change (or any developments that, insofar as reasonably can be foreseen, would reasonably be expected to result in a material adverse change) in the business, properties, prospects, operations or condition (financial or otherwise) of DTN or any Significant Subsidiary of DTN, other than any change, effect, event or occurrence to the extent arising from or relating to (i) the United States or the global economy or securities markets in general, (ii) actions taken pursuant to the obligations of the parties expressly set forth in this Agreement, or
(iii) changes in any Laws;

                  (d) The consents under any Material Contracts set forth on
Schedule 4.5(b) of the DTN Disclosure Schedule shall have been obtained, without any terms or conditions that Acquiror determines in good faith to be materially burdensome to Acquiror or the operations of DTN on a going forward basis, and shall be in effect at the Effective Time; and

                  (e) DTN shall have delivered to Acquiror the audited consolidated financial statements of DTN and the DTN Subsidiaries for the year ended December 31, 1999 and none of those financial statements shall differ in any material respect from the draft contained in Schedule 4.7(a).

                                   ARTICLE 9.
                                   TERMINATION

         SECTION 9.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Agreement, as follows:

                  (a) by mutual written consent duly authorized by the Board of Directors of DTN and the Board of Directors of Acquiror;

                  (b) by either Acquiror or DTN:

                      (i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

                      (ii) if the Minimum Condition shall not have been satisfied and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of DTN; or

                      (iii) if the Merger shall not have been consummated before August 31, 2000; provided, however, this Section 9.1(b)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the Merger before that date.

                  (c) By DTN:

                      (i) in connection with entering into a definitive agreement with respect to a Superior Proposal in accordance with Sections 7.3, provided it has complied with all provisions of Section 7.3, including the notice provisions therein; or

                      (ii) if Acquiror or the Merger Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by DTN to Acquiror or the Merger Sub, as applicable.

                  By Acquiror:

                      (i) if DTN shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by Acquiror to DTN; or

                      (ii) if the number of Dissenting Shares as of the date of notice of termination shall exceed 7.5% of the outstanding DTN Common Stock.

         SECTION 9.2 EFFECT OF TERMINATION. Except as provided in Section 11.1, in the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Acquiror, DTN or Merger Sub or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement. In the event of termination of this Agreement by either Acquiror or DTN pursuant to
Section 9.1, the terminating party shall give prompt written notice thereof to the non-terminating party.

         SECTION 9.3 AMENDMENT. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the stockholders of DTN, no amendment may be made that would reduce the amount or change the type of consideration into which each share of DTN Common Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Subject to the foregoing, in the event that the implementation of the transactions contemplated by this Agreement prove for any reason to be impracticable, the parties shall use their reasonable best efforts to amend the method of effecting the business combination between Acquiror and DTN contemplated by this Agreement, including providing for a mutually agreeable alternative form of transaction structure to effect such business combination; provided that no such amendment shall alter the amount or kind of consideration to be issued to the stockholders of DTN or be reasonably likely to materially impede or delay consummation of the transactions contemplated by this Agreement.

         SECTION 9.4 WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any agreement or condition contained herein. Any waiver of a condition set forth in Section 8.1, or any determination that such a condition has been satisfied, will be effective only if made in writing by each of DTN, Acquiror and Merger Sub, and, unless otherwise specified in such writing, shall thereafter operate as a waiver (or satisfaction) of such condition for any and all purposes of this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         SECTION 9.5 EXPENSES; TERMINATION FEE.

                  (a) Subject to paragraph (b) below, all Expenses (as defined below) incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that Acquiror and DTN each shall pay one-half of all Expenses relating to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement. "Expenses" as used in this Agreement shall consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the Merger.

                  (b) If at any time prior to payment for shares of DTN Common Stock tendered in response to the Offer or, if the Minimum Condition is not satisfied, at any time prior to consummation of the Merger, DTN shall receive a proposal with respect to a Competing Transaction and shall terminate this Agreement under Section 9.1(c)(i), DTN shall pay to Acquiror in accordance with this section a cash fee in the amount of $10 million plus the amount of reasonable out-of-pocket legal, accounting and other costs, fees and expenses incurred by VS&A or Acquiror in connection with the Transactions contemplated by this Agreement (excluding any investment banking fee paid to Veronis, Suhler & Associates LLC). Such payment shall be made promptly upon demand, but only if prior to or on the date of termination or within six months thereafter DTN enters into an agreement (including, but not limited to, a letter of intent or similar instrument) with a party other than VS&A or any of its Affiliates relating to a Competing Transaction or makes any public announcement in support of any such transaction, and such transaction is consummated within twelve months after termination of this Agreement.

                                  ARTICLE 10.
                                  DEFINITIONS

         SECTION 10.1 DEFINITIONS. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

                  (a) "Affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person.

                  (b) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the city of New York, New York.

                  (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

                  (d) "Knowledge" with respect to:

                      (i) an individual means that such person will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter; and

                      (ii) a Person (other than an individual) means that such Person will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

                  (e) "Material Adverse Effect" means any change in or effect on the business of DTN or any Significant Subsidiary of DTN which is, or insofar as can be reasonably foreseen would reasonably be expected to be, materially adverse to the business, properties, prospects, operations or condition (financial or otherwise) of DTN or any Significant Subsidiary of DTN, other than any change, effect, event or occurrence to the extent arising from or relating to (i) the United States or the global economy or securities markets in general,
(ii) actions taken pursuant to the obligations of the parties expressly set forth in this Agreement, or (iii) changes in any Laws.

                  (f) "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

                  (g) "SEC" means the Securities and Exchange Commission.

                  (h) "Significant Subsidiary" means any Subsidiary of DTN that during the year ended December 31, 1999 accounted for 3% or more of the consolidated revenue of DTN and its Subsidiaries.

                  (i) "Subsidiary" means with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

                  (j) "Tax" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes and customs duties, tariffs, and similar charges

                  (k) "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed with a taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

         SECTION 10.2 PRINCIPLES OF CONSTRUCTION.

                  (a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor's sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until" and "ending on" (and the like) mean "to, but excluding"; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Eastern Standard Time; (vi) "including" means "including, but not limited to";
(vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified;
(viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) the language used in this Agreement shall be deemed to be the language jointly chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party.

                  (b) The disclosure schedule of DTN (the "DTN Disclosure Schedule") shall consist of the information, agreements and other documentation described and referred to in this Agreement as being included in the DTN Disclosure Schedule. The parties acknowledge and agree that the mere inclusion of an item in the DTN Disclosure Schedule shall not be deemed an admission by DTN that such item represents a material exception or fact, event or circumstance or that such item would have a Material Adverse Effect on DTN. Disclosure of any fact or item in any Schedule or Exhibit hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not an explicit cross-reference appears.

                  (c) All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles ("GAAP").


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
                                   ARTICLE 11.
                                  MISCELLANEOUS

         SECTION 11.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.1, as the case may be, except that the agreements set forth in Articles 2 and 3 and Sections 7.4 and 7.5 and this Article shall survive the Effective Time, and those set forth in Section 7.2(b) and Section 9.5(b) and this Article shall survive termination. Each party agrees that, except for the representations and warranties contained in this Agreement and the DTN Disclosure Schedule, no party hereto has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives with respect to the execution and delivery of this Agreement or the transactions contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

         SECTION 11.2 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy and facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

                  (a)      If to Acquiror or Merger Sub, to:

                  VS&A Communications Partners III, L.P.
                  350 Park Avenue
                  New York, New York  10022
                  Telephone:        (212) 935-4990
                  Telecopier:       (212) 935-0877
                  Attention:        Jeffrey T. Stevenson

                  with copies to:

                  Proskauer Rose, LLP
                  1585 Broadway
                  New York, New York  10036
                  Telephone:        (212) 969-3000
                  Telecopier:       (212) 969-2900
                  Attention:        Bertram A. Abrams, Esq.


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
                  (b)      if to DTN, to:

                  Data Transmission Network Corporation
                  9110 West Dodge Road, Suite 200
                  Omaha, Nebraska  68114
                  Telephone:        (402) 390-2328
                  Telecopier:       402-255-8227
                  Attention:        Greg Sloma

                  with copies to:

                  Barack Ferrazzano Kirschbaum Perlman & Nagelberg
                  333 West Wacker
                  Suite 2700
                  Chicago, Illinois  60606
                  Attention:        Peter J. Barack, Esq.
                  Telephone:        (312) 984-3100
                  Telecopier:       (312) 984-3150

         SECTION 11.3 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

         SECTION 11.4 ASSIGNMENT; MERGER SUB; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Notwithstanding anything to the contrary contained in this Agreement, Acquiror may transfer the shares of Merger Sub to one of its Subsidiaries prior to the consummation of the Merger. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 7.5 (the "Third Party Provision"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provision may be enforced by the beneficiaries thereof.

         SECTION 11.5 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State without regard to any conflicts of laws principles otherwise applicable. No provision of this Agreement shall be construed to require any of the parties hereto or any of their respective Subsidiaries, Affiliates, directors, officers, employees or agents to take any action that would violate any applicable Law.

         SECTION 11.6 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 11.7 ENTIRE AGREEMENT. This Agreement (including the Exhibits and DTN Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed


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
by their respective officers on the day and year first written above.

ATTEST                                    DATA TRANSMISSION NETWORK CORPORATION

    /s/ Scott Fleck                           /s/ Greg T. Sloma
By: ____________________________          By: _________________________________
        Scott Fleck                               Greg T. Sloma
Name: __________________________          Name: _______________________________
       VP                                        President -- CEO
Title: _________________________          Title: ______________________________


ATTEST                                    VS&A-DTN, LLC

    /s/ Jonathan Drucker                      /s/ Jeffrey T. Stevenson
By: ____________________________          By: _________________________________
        Jonathan Drucker                          Jeffrey T. Stevenson
Name: __________________________          Name: _______________________________
      General Counsel                            President
Title: _________________________          Title: ______________________________




ATTEST                                    VS&A COMMUNICATIONS
                                          PARTNERS III, L.P.

                                          By:  VS&A Equities III, L.L.C.

    /s/ Jonathan Drucker                      /s/ Jeffrey T. Stevenson
By: ____________________________          By: _________________________________
        Jonathan Drucker                          Jeffrey T. Stevenson
Name: __________________________          Name: _______________________________
       General Counsel                           President
Title: _________________________          Title: ______________________________


ATTEST                                    DTN ACQUISITION CORPORATION

     /s/ Jonathan Drucker                      /s/ Jeffrey T. Stevenson
By:  ___________________________           By: ________________________________
         Jonathan Drucker                          Jeffrey T. Stevenson
Name: __________________________           Name: ______________________________
       General Counsel                            President
Title: _________________________           Title: _____________________________




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                                                                         ANNEX A



     Certain Conditions of the Offer. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Merger Sub's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of this Agreement), Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares, and may terminate or amend the Offer as to any shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of this Agreement and before the time of acceptance for payment for any such shares, any of the following events shall occur or shall be determined by Merger Sub to have occurred:

                  (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity against Merger Sub, Acquiror, DTN or any DTN Subsidiary (i) seeking to prohibit or impose any material limitations on Acquiror's or Merger Sub's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or DTN's businesses or assets, or to compel Acquiror or Merger Sub or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of DTN or Acquiror and their respective subsidiaries, (ii) challenging the acquisition by Acquiror or Merger Sub of any shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Stockholder Agreements (including the voting provisions thereunder), or seeking to obtain from DTN, Acquiror or Merger Sub any damages that are material in relation to DTN and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of Merger Sub, or render Merger Sub unable, to accept for payment, pay for or purchase some or all of the shares pursuant to the Offer and the Merger, or (iv) which otherwise would have or be reasonably likely to have a Material Adverse Effect;

                  (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

                  (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the NASDAQ National Market System, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions),
(ii) a declaration of a banking moratorium or any suspension of payments in respect


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
of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

                  (d) there shall have occurred any changes (or any developments that, insofar as reasonably can be foreseen, are reasonable likely to result in any changes) in the financial condition, business, results of operations or prospects of DTN and the DTN Subsidiaries that individually or in the aggregate would have or be reasonably likely to have a Material Adverse Effect;

                  (e) the Board of Directors of DTN or any committee thereof shall have withdrawn or modified in a manner adverse to Acquiror or Merger Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Superior Proposal or (ii) DTN shall have entered into any agreement with respect to any Superior Proposal in accordance with
Section 7.3 of this Agreement;

                  (f) any of the representations and warranties of DTN set forth in this Agreement that are qualified as to materiality shall not be true and correct without such qualification and any such representations and warranties that are not so qualified shall not be true and correct in any respect (in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of this Agreement and as of the scheduled expiration of the Offer), except to the extent all failures to be true and correct in the aggregate would not have or be reasonably likely to have a Material Adverse Effect;

                  (g) DTN shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of DTN to be performed or complied with by it under this Agreement; or

                  (h) this Agreement shall have been terminated in accordance with its terms;

         The foregoing conditions are for the sole benefit of Acquiror and Merger Sub and may be waived by Acquiror or Merger Sub, in whole or in part, at any time and from time to time in the sole discretion of Acquiror or Merger Sub. The failure by Acquiror or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time up to consummation of the transactions contemplated by this Agreement.


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